PETROBRAS INTERNATIONAL FINANCE COMPANY

OFFER TO EXCHANGE ALL OUTSTANDING
9 1/8% SENIOR NOTES DUE FEBRUARY 2007

FOR

9 1/8% SENIOR NOTES DUE FEBRUARY 2007
PURSUANT TO THE PROSPECTUS
[•], 2002

To Our Clients:

Enclosed for your consideration is a Prospectus dated [•], 2002, (the “Prospectus”) and the Letter of Transmittal relating to the offer (the “Exchange Offer”) of Petrobras International Finance Company (the “Company”) to exchange its newly issued 9 1/8% Senior Notes due February 2007 (the “New Notes”) for its outstanding 9 1/8% Senior Notes due February 2007 (the “Old Notes”), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Offering Memorandum dated January 29, 2002 and February 28, 2002 and the Amended and Restated Registration Rights Agreement originally dated as of February 4, 2002 and amended and restated as of February 28, 2002, by and among the Company, Petróleo Brasileiro S.A.—Petrobras, and UBS Warburg LLC, Morgan Stanley & Co. Incorporated and Banco Bilbao Vizcaya Argentaria S.A., as initial purchasers of the Old Notes.

This material is being forwarded to you as the beneficial owner of the Old Notes carried by us for your account but not registered in your name. A tender of such Old Notes may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 pm, New York City time, on [•], 2002, unless extended by the Company (the “Expiration Date”). Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

1.    The Exchange Offer is for any and all Old Notes.

2.    The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer.”

3.    The Exchange Offer expires at 5:00 p.m., New York City time, on [•], 2002, unless extended by the Company.

If you wish to have us tender your Old Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for your information only and may not be used directly by you to tender Old Notes.

INSTRUCTION WITH RESPECT TO
THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offer made by Petrobras International Finance Company with respect to its Old Notes.

This will instruct you to tender the Old Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the Letter of Transmittal.

☐	Please do not tender any Old Notes held by you for my account

☐	Please tender the Old Notes held by you for my account as indicated below:

Aggregate Principal Amount of Old Notes

9 1/8% Senior Notes Due February 2007

Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security No(s).

Dated: , 20
None of the Old Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, you signature(s) hereon shall constitute an instruction to us to tender all the Old Notes held by us for your account.

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